SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14 (c) of the
                        Securities Exchange Act of 1934

                                (Amendment No. )

                            Check the appropriate box
                      / / Preliminary Information Statement
                / / Confidential, for Use of the Commission Only
                      /X/ Definitive Information Statement


                            ADVANCED FINANCIAL, INC.
                 ----------------------------------------------
                 Name of Registrant as Specified In Its Charter

               Payment of Filing Fee (Check the appropriate box):
                               /X/ No fee required
     / / Fee computed on table below per Exchange Act Rules 1(c)-5(g)and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying vale of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset pursuant to Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            ADVANCED FINANCIAL, INC.
                                 5425 MARTINDALE
                               SHAWNEE, KS 66218

                  Solicitation Of Consents Of Common Stockholders
                                February 27, 2004


To the Stockholders of Advanced Financial, Inc:

     This Solicitation of Consents is being sent to Common Stockholders of Advanced Financial, Inc. (the "Company") in lieu of a meeting of Stockholders, for the following purpose:

     1. To obtain Stockholders' consent to the adoption of an amendment to the Company's Certificate of Incorporation to (i) change the name of the corporation to "Advanced Energy Recovery, Inc."; (ii) effect a 1 for three reverse split of the outstanding Common Stock of the Company; and (iii) set the authorized Common Stock of the Company at 10,000,000 common shares.

     2. To obtain Stockholders' consent to an exchange of 100% of the outstanding stock of AIH Receivable Management Services, Inc. ("AIH") (a wholly owned subsidiary of the Company) for an assumption by the Companies primary secured lender of all of the AIH liabilities.

     3. To obtain Stockholders' consent and ratification of the engagement by the Board of Directors of Weaver and Martin L.P. as the Company's independent public accountants.

     4. To obtain Stockholders' consent and ratification of the appointment by the Board of Directors of two directors to fill two vacancies created by resignations. Such directors will serve until the next annual meeting of Stockholders.

     Stockholders of record at the close of business of February 27, 2004 (the "Record Date") are entitled to vote on the above referenced matters. Information concerning the matters to be voted upon are set forth in the attached Information Statement. We encourage you to review the attached material carefully.

     CONSENTS MUST BE RETURNED TO THE COMPANY NOT LATER THAN MARCH 22, 2004.

                       By Order of the Board of Directors
                              Charles A. Holtgraves
                                    Chairman

                            ADVANCED FINANCIAL, INC.
                                 5425 MARTINDALE
                                SHAWNEE KS 66218
                     ---------------------------------------

                         CONSENT SOLICITATION STATEMENT
                                FEBRUARY 27, 2004

                             SOLICITATION AND VOTING

     This Consent Solicitation Statement, which is required to fulfill the requirements of Regulation 14A regarding solicitation of proxies, is furnished to the holders of the Common Stock, $.001 par value per share ("Common Stock") in connection with the solicitation of consents ("Consents") by the Board of Directors of Advanced Financial, Inc. (the "Company") for the following purpose:

     1. To adopt an amendment (the "Amendment") to the Company's Certificate of Incorporation to; (i) change the name of the corporation to "Advanced Energy Recovery, Inc."; (ii) effect a 1 for three reverse split of the outstanding Common Stock of the Company; and (iii) set the authorized Common Stock of the Company at 10,000,000 common shares.

     2. To obtain Stockholders' consent to an exchange of 100% of the outstanding stock of AIH Receivable Management Services, Inc. ("AIH") (a wholly owned subsidiary of the Company) for an assumption by the primary secured lender of the Company of all of the AIH liabilities.

     3. To obtain Stockholders' consent and ratification of the engagement by the Board of Directors of Weaver and Martin L.P. as the Company's independent public accountants.

     4. To obtain Stockholders' consent and ratification of the appointment by the Board of Directors of two directors to fill two vacancies created by resignations. Such directors will serve until the next annual meeting of Stockholders.


     The first mailing of the Consent Solicitation Statement and accompanying material to the holders of the Common Stock will be made on March 1, 2004.

     We are asking you for Consent, in lieu of a proxy, and you are requested to send us the enclosed Consent. This Consent, once given will be irrevocable. Delaware law permits Stockholders to vote by consent in lieu of an actual meeting of Stockholders. The Company has determined not to hold an actual meeting of Stockholders in order to save cash and reduce expenses.

     The cost of solicitation of Consents will be borne by the Company. In addition to the use of the mails, Consents may be solicited personally, or by telephone or electronic media by regular employees of the Company or by persons engaged by the Company for such purposes. If the Company engages outside persons to solicit Consents, said cost will not exceed $ 2,500.00. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding the Consent Solicitation Statement and accompanying material to security owners and obtaining the Consents.

     Stockholders of record at the close of business on February 27, 2004 are entitled to vote on matters set forth herein. On that date there were outstanding and entitled to vote 5,867,122 shares of Common Stock.


                                VOTE REQUIREMENTS

     The effectuation of the Amendment, as well as Consent Items 3 and 4, requires receipt of the affirmative vote, by consent, of a majority of the 5,867,122 shares of Common Stock entitled to vote as a single class.

     The effectuation of Consent Item 2 requires receipt of the affirmative vote, by consent, of 2/3rds (66.67%) of the 5,867,122 shares of Common Stock entitled to vote as a single class.

     The primary secured creditor of the Company and the majority shareholder ( Beneficial Owner of 71% of the outstanding Common Stock) ARGUS Investment Group, Inc. ("ARGUS") has advised the Company that it intends to vote in favor of the four (4) items set forth above.


                         TREATMENT OF FRACTIONAL SHARES

     Any fractional shares created by the 1 for 3 reverse stock split will be paid in cash, based upon the average of the bid and ask price of the Common Stock on the day prior to the effectiveness of the Amendment. Cash payments of less than $1.00 will not be made.

                              INFORMATION STATEMENT
                    SOLICITATION OF CONSENTS OF STOCKHOLDERS

                                FEBRUARY 27, 2004

                               GENERAL INFORMATION

     This Information Statement is furnished to the holders of the Common Stock, $.001 par value per share ("Common Stock") in connection with this mailing dated March 1, 2004.

     The cost of the Information Statement will be borne by the Company. Stockholders of record at the close of business on February 27, 2004 (the "Record Date") are entitled to receive a copy of the statement

Historical Information.

     In late 1997 the Company filed a voluntary petition for reorganization in the United States Bankruptcy Court for the District of Kansas (Bankruptcy Court) under Chapter 11 of the United States Bankruptcy Code. In early 1999 the Company completed the reorganization and a recapitalization. As part of the reorganization, Argus Investment Group, Inc. (Argus) formerly First Mortgage Investment Co. (FMIC), a creditor of the Company, released its secured claims against, and acquired certain assets in exchange for 1,800,000 shares of common stock of the Company. These shares initially constituted 60% of the 3,000,000 new shares issued as part of the Company's recapitalization and reorganization. ARGUS also received an option to acquire an additional 3,000,000 shares at $.50 per share or $1,500,000. As part of the recapitalization, ARGUS, agreed to make available to the Company a line of credit to fund the operations of the Company's operating subsidiaries in the amount of $875,000 for five years with an interest rate of 7% annually. It also advanced funds, on an as needed basis, to fund general corporate operations.

     The Company issued shares of common stock and warrants and made partial payments to certain other creditors in exchange for a release of their claims. The creditors received 900,000 shares of Company common stock. These shares constituted 30% of the 3,000,000 new shares issued as a part of the Company's recapitalization and reorganization. The creditors also received 900,000 warrants each of which allowed the holder to purchase one share of common stock per warrant at a price of $1.25. The warrants were callable by the Company at 130% of the strike price and expired on March 31, 2002.

     Shares held by preferred and common stockholders prior to the Chapter XI filing were canceled. These stockholders received 300,000 shares of new Company Common Stock, constituting 10% of the 3,000,000 new shares issued as part of the Company's recapitalization and reorganization.



     Upon its emergence from the Chapter XI filing, the Company, during the fiscal year ended March 31, 2000, acquired 100% of Cannon Financial Company
(Cannon). Cannon collects debts for others for a fee and purchases charged-off credit card debt to collect at a profit from debtors located throughout the United States. On November 15, 1999, pursuant to an Asset Purchase Agreement between AIH Services, Inc. and Cannon, Cannon acquired certain assets for use in the operation and conduct of the businesses of AIH Services, Inc. known as AIH
Receivable Management Services and AIH Early Recovery Systems. AIH Receivable
Management Services and AIH Early Recovery Systems are engaged in the business of collecting non-performing receivables on behalf of third parties. Cannon and AIH Services, Inc. combined operating assets and operations, and Cannon changed its name to AIH Receivable Management Services, Inc. (AIH). Funds to effect these acquisitions were loaned to the Company by ARGUS.

During the year ended March 31, 2001, the maximum was reached under the ARGUS
$875,000 line of credit, and ARGUS converted such amount, by partial exercise of its option, to 1,826,405 shares of Common Stock. The balance of the option expired February 2001. In addition, certain of the advances for corporate operations were converted to Common Stock. As a result of these transactions, ARGUS currently holds 4,166,135 shares of the Company's Common Stock. Subsequent thereto, ARGUS entered into a series of prime rate demand secured notes and additional advances with the Company and its subsidiaries. The balance due under the secured notes at September 30, 2003 was $822,932, and $514,786 under open non interest bearing advances. On October 1, 2003, the open advances were converted to a prime rate demand note.

The AIH operations to date have resulted in significant losses despite the efforts by the Company to restructure and reorganize various AIH segment operations. These losses were funded by ARGUS. It is only in the current fiscal year that AIH began to approach a breakeven cash flow. As a result of these losses there is a significant uncertainty as to the Company's ability to continue as a going concern.

The following sets forth in summary form the consolidated results of operations:

                       Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year    Nine Months
Financial Position       03/31/00       03/31/01       03/31/02       03/31/03       12/31/03
                         --------       --------       --------       --------       --------
Total assets           $ 1,139,576    $   742,348    $   562,750    $   435,062    $   425,459
Total liabilities        1,027,060      1,272,620      1,589,521      1,873,184      1,991,503
Stockholders' equity   $   112,516    $  (530,272)   $(1,026,771)   $(1,438,122)   $(1,566,044)

Amounts due to ARGUS   $   560,000    $   765,840    $ 1,129,772    $ 1,318,709    $ 1,346,058

Operations
Total revenues         $   977,439    $ 1,423,153    $ 1,152,171    $ 1,128,441    $   840,082
Total expenses           1,898,423      2,119,914      1,648,669      1,539,822        899,332
Net loss               $  (920,984)   $  (696,761)   $  (496,498)   $  (411,381)   $   (59,250)


     The consolidated operations for the nine months ended December 31, 2003 include amounts with respect to the Company's wholly owned subsidiary's , (ADAC) participation in the Madisonville Project. For the nine months then ended, ADAC reported unaudited net income of $96,000.

                                       5

                                     ITEM 1

             AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION


Name Change. On March 6, 2003, the Company executed an Agreement which was closed on April 30, 2003, with Gateway Energy Corporation and certain of its subsidiaries of Houston, Texas ("Gateway") under which it provided, through the Company's wholly-owned subsidiary, Allen Drilling Acquisition Company ("ADAC"), $900,000 of credit enhancements in the form of Letters of Credit. These credit enhancements enabled Gateway to obtain additional financing, in the form of a three year Balloon Note from a Houston bank to complete the construction of certain natural gas pipeline facilities ("Pipeline Facilities") located in Madison County, Texas, (The "Madisonville Project"). ADAC secured the Letters of Credit through the private placement of a new series of participating preferred stock (the "Series A"), to two investor groups. The Certificate of Designation for the Series A provides, among other things, for dividend payments to the named holders thereof, equal to sixty-six and two thirds, (66.67%) of cash distributions received by ADAC from Gateway, and a unanimous vote of the Series A shareholders to exercise the Equity Participation Option as further described below.

The Agreement provides, among other things, that ADAC will receive, during the term of the additional financing, one-half (50%) of the price upside portion only, if any, of the monthly fee to be received by Gateway from the Madisonville Project. The Agreement also provides that ADAC will have the option to either:
(i) receive at the end of the Balloon Note term a lump-sum payment, which when added to the payments received, if any, for the price upside portion, will result in a 15% pre-tax internal rate of return on the $900,000, or (ii) to exercise the Equity Participation Option by paying off the Balloon Note on or before the end of the Balloon Note term in exchange for a thirty-three and one-third (33.33%) ownership interest in the Pipeline Facilities from that date forward. Gateway is obligated to pay the periodic interest payments on the Balloon Note during the three year term of the Balloon Note. Further, Gateway has granted liens to ADAC, subordinate to its banks, on its economic interest in the Madisonville Project and certain other natural gas operating systems and natural gas operating assets. The Agreement contains cross collateral and cross default provisions linking it to an additional Gateway term note at the same bank, the proceeds of which were used by Gateway to fund the Madisonville Project.

The Madisonville Project is operated under a long-term agreement between Gateway, Hanover Compression Limited Partnership, and Redwood Energy Production,
L. P. and is designed to treat gas to remove impurities from the gas to enable the gas to meet pipeline sales quality specifications. The Madisonville Project employs the state-of-the-art, patented, absorption based technology developed by Advanced Extraction Technologies, Inc., for which Gateway has the exclusive U.
S. license, to remove nitrogen from the gas.

     The Company, has entered into preliminary negotiations to participate in an additional venture with Gateway Energy Corporation, which project agreement has a possible execution date early in the calendar year 2004 and a possible first phase start up date in the second quarter of calendar year 2004.

     With the completion of the Madisonville Project, and the possible pending venture with Gateway Energy Corporation, the Company has determined that the ability to generate long-term value for the common shareholders could be enhanced if the present Company operations, (AIH Receivable Management Services, Inc.) were sold. The Company would then concentrate its growth efforts in the energy industry, focusing primarily on natural gas.

     As the Company enters the energy industry it will be important to align the name of the Company with the energy industry. The Company believes that a change in the corporate name that better identifies its business model could be advantageous for the Company's Common Stock.


One For Three Reverse Split. The Company's outstanding common shares have increased from 3.3 million shares to over 5.8 million shares since emergence from its Chapter XI filing. This increase resulted from the conversion of post bankruptcy debt to Common Stock. The Company believes that effecting the 1 for 3 reverse split could result in a higher trading price when the common stock resumes trading. The Company also believes that if a higher trading price can be maintained, additional market makers might be attracted.

Common Stock Authorization of 10,000,000 Shares. Upon effecting the 1 for 3 reverse split, the authorized Common Stock which can be issued by the Company will be reduced to 3,333,333 shares. In order to raise capital to fund the Company's growth efforts in the energy industry, the Company intends to issue common stock or common stock warrants in conjunction with preferred equity and debt. The Company believes that approximately 5.5 million common shares or warrants for 5.5 million common shares may be required to fund the Company's growth plan over the next five years.


                                     ITEM 2

                            EXCHANGE OF STOCK OF AIH

     As set forth in the summarized results of operations under Historical Information, the Company has accumulated significant losses since its emergence from the Chapter XI filing. At this point in time, the accumulation of debt to ARGUS has grown to a point where the Company can no longer service this outstanding debt given the downsizing of the Company that was the result of the reorganization and restructuring of the various AIH segment operations. Also during these years, and to the current date, the current President and Treasurer of the Company did not draw a salary, nor were any amounts accrued with respect thereto. As stated earlier under Name Change, with the completion of the Madisonville Project, and the possible pending venture with Gateway Energy Corporation, the Company has determined that the ability to generate long-term value for the common shareholders could be enhanced if the present Company operations, (AIH Receivable Management Services, Inc.) were sold and the Company concentrated its growth efforts in the energy industry focusing primarily on natural gas. In accordance with this business strategy, an agreement in principal has been entered into with ARGUS, wherein the common shares of AIH would be exchanged for an assumption by ARGUS of all of the AIH liabilities (the "Exchange Transaction"). The Board of Directors engaged an investment banking firm (Morgan Stanley) to determine the fair market value of the AIH operations on a going concern basis. Morgan Stanley, through its SPARDATA affiliate, determined such value to be $345,000. A complete copy of this report can be obtained by any shareholder upon a written request to the Company.

The following sets forth the pro-forma balance sheet assuming that the Exchange Transaction was successfully completed as of December 31 2003:

Condensed Unaudited Consolidated Balance Sheet
     December 31, 2003

                                                                    Transaction
          Assets                         Actual      Adjustments     Pro Forma
                                      -----------    -----------    -----------
Cash                                  $   (89,692)   $    90,070    $       378
Receivables and other                      57,426        (56,017)         1,409
Accrued interest receivable               100,219                       100,219
Property, net                              43,202        (43,202)             0
Customer lists, net                       224,612       (224,612)             0
Escrow deposit                             75,000                        75,000
Escrow depost reserve                     (75,000)                      (75,000)
                                      -----------                   -----------
                                      $   335,767                   $   102,006
                                      ===========                   ===========
          Liabilities
Payables and accrued expenses         $   252,005       (242,211)         9,794
Payables to related parties                76,921 A      (76,921)             0
Notes payable                           1,506,073 B   (1,181,948)       324,125
Preferred stock dividends accrued          66,812                        66,812
                                      -----------                   -----------
     Total                              1,901,811                       400,731
                                      -----------                   -----------
Stockholders Equity (Deficiency)
Subsidary preferred stock                 900,000                       900,000
Subscriptions receivable                 (900,000)                     (900,000)
Series B Preferred stock                        0                             0
Common stock and paid in capital        1,259,126 C       50,521      1,309,647
Accumulated deficit                    (2,825,170)D    1,216,798     (1,608,372)
                                      -----------    -----------    -----------
     Total                             (1,566,044)                     (298,725)
                                      -----------                   -----------
                                      $   335,767                   $   102,006
                                      ===========                   ===========

Notes to  Pro Forma Condensed Unaudited Consolidated Balance Sheet:

     (A) At December 31, 2003, the amounts due to related parties consisted of $26,400 due to ARGUS and $50,521 due to AFI Capital Corporation (See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS later in this Statement). The amount ($50,521) due to AFI Capital Corporation will be converted to 307,500 shares of Common Stock (post reverse split basis) in accordance with the provisions of the July, 2001 Agreement between AFI Capital and the Company. Upon issuance of the shares, the Agreement will be terminated and all parties released from any obligations arising therefrom. The $26,400 due to ARGUS will be converted to a prime interest rate demand note.

     (B)  Notes payable at December 31, 2003 consisted of the following:

          Due ARGUS, $1,346,058 interest at prime, due on demand, secured by substantially all of the Company's assets.

          Due AFI Capital Corporation, $75,000, interest at 8%, unsecured, due on demand.

          Due bank, $85,015 under a $100,000 Line of Credit, interest at 2% over prime, unsecured, due March 31, 2004 guaranteed by a director of the company.

     The ARGUS note payable includes $185,900 which was used to fund general Company corporate operations since the Company's emergence from its Chapter XI filing. A new prime interest rate demand note (including accrued interest of $36,825) will be issued to ARGUS. The balance ($1,181,948) relates to the funding of the AIH operations and will be included in the Exchange Transaction.

     The AFI Capital Corporation note payable consists of two advances to ADAC in connections with a proposed acquisition transaction

     The bank note payable relates to the operations of AIH and will be included in the Exchange Transaction.

     (C) Stock issued on a post reverse split basis in settlement of the AFI Capital obligation.

     (D) Represents the estimated pro-forma gain to the Company on the Exchange Transaction.

                                     ITEM 3

               APPOINTMENT OF WEAVER & MARTIN LLC AS THE COMPANY'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     On May 9, 2003, the Company's certifying accountant, Grant Thornton LLP notified the Company that it declined to stand for re-election as auditors for the Company.

     As of May 9, 2003, there were no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     As of May 13, 2003 the Company had engaged the firm of Weaver & Martin LLC as its principal accountant to examine and report on the financial statements for the fiscal years ending March 31, 2002 and 2003. Weaver & Martin completed their examinations and reported on the financial statements under date of October 27, 2003. Weaver & Martin has also reviewed the Company's 10 QSB reports for quarters ended June 30, 2003, September 30, 2003 and December 31, 2003. The Company will continue to retain Weaver & Martin to perform such services.


                                     ITEM 5
             APPOINTMENT OF TWO DIRECTORS TO FILL VANCANCIES ON THE
                        BOARD OF DIRECTORS OF THE COMPANY


     In April 2003, the Company took its initial steps with respect to its new corporate focus and direction in the energy industry with the appointment of two individuals with industry experience to fill board vacancies. These vacancies were created by resignations following the Company's emergence from its reorganization. Such directors will serve until the next annual meeting of shareholders, which meeting will be scheduled during the fiscal year of 2005.

Larry J. Horbach. Age 62. Currently serves as a director of Gateway Energy Corporation. He has also served in various executive capacities including Chairman and CEO and President of Gateway after founding this energy company with certain other individuals (including Mr. Holtgraves) in 1990. Mr. Horbach is the owner of L.J. Horbach & Associates, a firm specializing in corporate re-organizations, re-structurings and startups since 1976. Mr. Horbach is also a director of Templeton Savings Bank.

Christopher D. Davis. Age 52. For the last several years Mr. Davis has managed a substantial family portfolio of liquid assets focusing on asset allocations, tax, insurance, financial analysis, portfolio insurance and evaluation of third party hedge and commodity advisory funds. From early 1974 to May 1977 he was employed by Gulf Oil Corporation working as an analyst in certain sections of Gulf's Strategic Planning Units.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Argus Investment Group, Inc. ("ARGUS ") formerly known as First Mortgage Investment Co. ("FMIC") is a family owned corporation involved in venture capital lending and financing. The stock of ARGUS is 100% owned by the Philip J. Holtgraves Irrevocable Trust DTD 9/20/93. Philip J. Holtgraves is the Chairman of ARGUS , a Director of the Company and the father of Charles A. Holtgraves. Charles A. Holtgraves is the President of ARGUS and Chairman, President and Director of the Company

     In July 2001, the Company entered into a four-year Agreement with AFI Capital Corporation (Capital), a Nebraska corporation. Pursuant to the agreement, Capital agreed to provide financial, acquisition, and general public company business consulting services. Compensation for such services is based on a successful-efforts basis and consists primarily of the Company's Common Stock. On January 29, 2004, the Company and Capital, by mutual agreement, terminated the July 2001 Agreement primarily in recognition that the initial transactions and relationships contemplated therein where inconsistent with the present direction and business plan of the Company. The Agreement, however, also provides that future transactions (and compensation for services to be provided) will be negotiated on a transaction by transaction basis. In connection with the termination of this Agreement, the Company will issue 307,500 shares of its Common Stock for certain cash advance obligations (See Note A to Notes To Pro Forma Condensed Unaudited Consolidated Balance Sheet herein) and certain additional Common Shares, yet to be determined, in full settlement and release of all obligations arising from the Agreement. Such Common Share issuance will not exceed 105,000 shares.

     Larry J. Horbach who was appointed to fill a vacant director's position in May 2003, and Charles A. Holtgraves, the Chairman of the Board and President of the Registrant are also directors of Gateway Energy Corporation.

     Mr. Horbach is the President and Chairman of the Board of Capital. Mr. Holtgraves is a director, officer, and a stockholder of Capital. Upon issuance of the above 307,500 shares to Capital, Mr. Holtgraves will resign as a director and officer of Capital and his Capital shares will be redeemed by Capital.

     To implement the provisions, terms and conditions of the various Madisonville Project agreements including the Certificate of Designation for the ADAC Series A Preferred Stock: (i) Larry J. Horbach and Christopher D. Davis were appointed to the Board of Directors of the Company; and (ii) Mr. Horbach resigned as a director of ADAC, with that position then being filled by Mr. Davis. The Company, as the sole shareholder of ADAC, effected such ADAC director changes and entered into an agreement to amend the ADAC By-laws to provide that the number of ADAC directors shall be fixed at three as long as any Series A Preferred Shares remain outstanding. In addition, Mr. Davis as well as the Company's President, Charles Holtgraves, were elected to the ADAC board of directors.

     Although Mr. Holtgraves and Mr. Horbach are directors of Gateway, Mr. Davis has no affiliation with Gateway. Mr. Holtgraves owns 14.65% of an entity that owns 55.56% of the ADAC Series A Preferred Stock. Mr. Davis serves as the Trustee of the Davis Investment Management Trust for the Davis Investments VI LP, which LP owns 44.44% of the ADAC Series A Preferred Stock. Mr. Horbach owns no ADAC stock.




                           TEXT OF PROPOSED AMENDMENT
                         TO THE CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION


Upon adoption of the proposed amendment, Article I will read as follows:

     "The name of the corporation is Advanced Energy Recovery, Inc."

Upon adoption of the proposed amendment, Article IV will read as follows:

     "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, which are divided into two classes as follows:

     Ten Million (10,000,000) shares of Common Stock, $0.003 par value per share ("Common Stock"), and

     One Million (1,000,000) shares of Preferred Stock, $0.005) par value per share ("Preferred Stock")."

                     INCORPORATION OF DOCUMENTS BY REFERENCE


The Company hereby incorporates by reference into this Information Statement the following documents previously filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act:

1.   Annual Report on Form 10-KSB for the year ended March 31, 2003;

2. Quarterly Reports on Forms 10QSB for the quarters ended June 30, 2003, September 30, 2003, and December 31,2003;

3. Current Reports on Form 8-K-A1 dated May 13, 2003 and Form 8-K dated May 9, 2003.

                            ADVANCED FINANCIAL, INC.

                        THIS CONSENT, IN LIEU OF A PROXY,
                          IS SOLICITED ON BEHALF OF THE
                          BOARD OF DIRECTORS IN LIEU OF
                    HOLDING A SPECIAL MEETING OF STOCKHOLDERS

The undersigned hereby votes the number of shares the undersigned would be entitled to vote if personally present at a special meeting held for the purpose of voting on the proposals set forth below.

APPROVE ITEM 1, The adoption of the amendment to the Certificate of Incorporation.
                                   FOR AGAINST


APPROVE ITEM 2, The exchange of 100% of the outstanding stock of AIH Receivable Management Services, Inc. ("AIH") for an assumption by the primary secured lender of the Company of all of the AIH liabilities.

                                   FOR AGAINST


APPROVE ITEM 3, The engagement of Weaver and Martin L. P. as the Company's independent public accountants.

                                   FOR AGAINST


APPROVE ITEM 4, The appointment to the Board of Directors of Larry J. Horbach and Christopher D. Davis to serve until the next annual meeting of Stockholders.

                                   FOR AGAINST

Number of Shares:
                   ------------------

Signature(s):                                                  Date:
                      -----------------------------------           ----------
Printed signature(s):
                      -----------------------------------

Please sign as your name appears on the envelope in which you received this Consent Solicitation. When signing as attorney, executor, administrator, trustee or guardian-conservator, give full title. All joint tenants must sign.

Please return one copy of the signed Consent to: Advanced Financial, Inc., 5425 Martindale, Shawnee, KS 66218.